INVESTMENT MANAGEMENT

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Exhibit (d)(1)(ii)

May 1, 2025

Voya Partners, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Re: Management Fee Waiver

Ladies and Gentlemen:

By this letter dated May 1, 2025, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated May 1, 2017, between Voya Investments, LLC (“VIL”) and Voya Partners, Inc. (“VPI”) (the “Agreement”), with respect to VY® T. Rowe Price Growth Equity Portfolio (the “Portfolio”), a series of VPI, indicated in the table below. By this letter, we agree to waive that fee for the period from May 1, 2025 through May 1, 2026.

This waiver (the “Waiver”) is “outside” the Portfolio’s expense limit arrangements under a separate expense limitation agreement (the “ELA”). This means that the Waiver does not reduce the Portfolio’s net operating expense ratio before the ELA is applied. The waiver is deducted after the ELA is applied. However, with respect to any share class of the Portfolio that has a 0.00% expense limit, the Waiver cannot further reduce the 0.00% net expense ratio experienced by shareholders with respect to that share class.

VIL acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Series	Waiver
(as a percentage of
average daily net assets)
VY® T. Rowe Price Growth Equity Portfolio	0.039%

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2025

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of VPI.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic_______________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO: Voya Partners, Inc.

(on behalf of the Portfolios)

By: /s/ Kimberly A. Anderson_________

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized